Exhibit 99.4

CHARTER FOR THE NOMINATING COMMITTEE

OF THE BOARD OF DIRECTORS

OF

NEWCARDIO, INC.

As of December 9, 2010

PURPOSE:

The purpose of the Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of NewCardio, Inc. (the “Company”) shall be to review and make recommendations to the Board on matters concerning Board and committee composition; to identify, evaluate and nominate director candidates; and to establish guidelines for the assessment of candidates.

In furtherance of these purposes, the Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board may from time to time prescribe.

MEMBERSHIP:

The Committee members shall be appointed by, and shall serve at the discretion of, the Board.  The Committee shall consist of no fewer than two members of the Board.  The Board may designate one member of the Committee as its chair.  The Committee may form and delegate authority to subcommittees when appropriate. Members of the Committee shall not have a relationship with the Company or its affiliates that may interfere with the exercise of their independence, and shall otherwise be deemed “Independent Directors” as defined by (i) the listing standards of the Nasdaq Stock Market, Inc. or such other exchange on which the Company’s securities may be listed for trading (the “Exchange Rules”) and (ii) the rules (including Rule 10A-3) of the Securities and Exchange Commission (the “SEC”).

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board.  Committee members may be removed from the Committee, with or without cause, by the Board.  Any action duly taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership provided herein.

RESPONSIBILITIES AND DUTIES:

The responsibilities and duties of the Committee shall include:

•	Reviewing and making recommendations to the Board regarding the composition and size of the Board;

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Developing the relevant criteria (including any minimum qualifications) for Board membership and reviewing and revising, as appropriate, the Board of Director Candidate Guidelines attached hereto as Appendix A;

•	Identifying, considering and recommending candidates to fill new positions or vacancies on the Board;

•	Reviewing candidates proposed by stockholders and conducting the appropriate inquiries into the background and qualifications of any such candidate;

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Overseeing the Board evaluation process including conducting periodic evaluations of the performance of the Board as a whole and each Board committee and evaluating the performance of Board members eligible for re-election;

•
Reviewing and recommending candidates for election to the Board at the annual meeting of stockholders in compliance with the Company’s policies and procedures, Exchange Rules and SEC requirements for consideration of Board candidates;

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In appropriate circumstances, considering and recommending the removal of a director for cause in accordance with the applicable provisions of the Company’s certificate of incorporation, bylaws and Corporate Governance Guidelines and applicable state law requirements;

•	Establishing procedures for the fulfillment of the Committee’s responsibilities and duties;

•	Reviewing the required disclosure, if applicable, included in the Company’s annual public filings regarding the Company’s nomination process;

•	Recommending to the Board persons to be members of the various Board committees and periodically reviewing the composition of each Board committee; and

•	Evaluating, on an annual basis, the Committee’s performance and charter.

In performing its duties, the Committee shall have the authority, at the Company’s expense, to retain, hire, and obtain advice, reports or opinions from internal or external legal counsel and expert advisors and to retain, on terms (including fees) approved by the Committee, any search firm to be used to identify Board candidates.  In fulfilling its responsibilities, the Committee shall have authority to delegate its authority to subcommittees, in each case to the extent permitted by applicable law.

MEETINGS:

The Committee will meet at least once annually and, otherwise, as often as may be deemed necessary or appropriate, in its judgment, in order to fulfill its responsibilities.  The Committee may meet either in person or telephonically, and at such times and places as the Committee determines and actions by the Committee may be taken by unanimous written consent.  The Committee may invite to its meetings other Board members, Company management and such other persons as the Committee deems appropriate in order to carry out its responsibilities.  Notwithstanding the foregoing, the Committee may exclude from its meetings any person it deems appropriate, including but not limited to, any non-management director that is not a member of the Committee.  When necessary, the Committee shall meet in executive session outside of the presence of any senior officer of the company.

MINUTES:

The Committee will maintain written minutes of its meetings, which will be filed with the minutes of the meetings of the Board.

REPORTS:

The Chair of the Committee shall make regular reports to the full Board on the actions and recommendations of the Committee.

COMPENSATION:

Members of the Committee shall receive such fees, if any, for their service as Committee members as may be determined by the Board in its sole discretion.

APPENDIX A

NEWCARDIO, INC.

BOARD OF DIRECTOR CANDIDATE GUIDELINES

The Nominating Committee of NewCardio, Inc. (the “Company”) will identify, evaluate and recommend candidates to become members of the board of directors of the Company (“Board”) with the goal of creating a balance of knowledge and experience.  Nominations to the Board may also be submitted to the Nominating Committee by the Company’s stockholders in accordance with the policies of the Company, the Securities and Exchange Commission (the “SEC”) and any securities exchange on which the Company’s securities may be listed for trading.  Candidates will be reviewed in the context of current composition of the Board, the operating requirements of the Company and the long-term interests of the Company’s stockholders. In conducting this assessment, the Nominating Committee will consider and evaluate each director-candidate based upon its assessment of the following criteria:

•           Whether the candidate is independent pursuant to the requirements of the NASDAQ Stock Market, Inc. or other applicable securities exchange and the rules of the SEC.

•           Whether the candidate is accomplished in his or her field and has a reputation, both personal and professional, that is consistent with the image and reputation of the Company.

•           Whether the candidate has the ability to read and understand basic financial statements. The Nominating Committee also will determine if a candidate satisfies the criteria for being an “audit committee financial expert,” as defined by the SEC.

•           Whether the candidate has relevant experience and expertise and would be able to provide insights and practical wisdom based upon that experience and expertise.

•           Whether the candidate has knowledge of the Company and issues affecting the Company.

•           Whether the candidate is committed to enhancing stockholder value.

•           Whether the candidate fully understands, or has the capacity to fully understand, the legal responsibilities of a director and the governance processes of a public company.

•           Whether the candidate is of high moral and ethical character and would be willing to apply sound, objective and independent business judgment, and to assume broad fiduciary responsibility.

•           Whether the candidate has, and would be willing to commit, the required hours necessary to discharge the duties of Board membership.

•           Whether the candidate has any prohibitive interlocking relationships or conflicts of interest.

•           Whether the candidate is able to develop a good working relationship with other Board members and contribute to the Board’s working relationship with the senior management of the Company.

•           Whether the candidate is able to suggest business opportunities to the Company.

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